Exhibit 10.38

Amendment to Employment Agreement

This document is dated as of March 4, 2004 and amends the letter agreement dated August 8, 2000 between Donald H. Hunter and Calypso Management LLC (“Agreement”) regarding the employment of Mr. Hunter.

For value received, the parties agree to add the words “at least” before the words “30%” in the second sentence of the third paragraph of the Agreement, and to add at the end of this sentence: “provided, however, that your share of Allocations shall be at least 40% of Allocations paid pursuant to Section 7 (ii) of the Administration and Liquidation Agreement.”

Except as set forth above, the terms of the Agreement are hereby ratified and affirmed.

Executed under seal.

CALYPSO MANAGEMENT LLC

By:	/s/ STEPHEN G. KASNET	/s/ DONALD H. HUNTER
Title:	Stephen G. Kasnet President & Chief Executive Officer	Donald H. Hunter